UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Webster Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	06-1187536
(State of incorporation or organization)	(IRS Employer Identification No.)

200 Elm Street Stamford, Connecticut	06902
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares, Each Representing 1/40th Interest in a Share of 6.50% Series G Non-Cumulative Perpetual Preferred Stock	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:
333-257035

Securities to be registered pursuant to Section 12(g) of the Act:
None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.          Description of Registrant’s Securities to be Registered.

On January 31, 2022, pursuant to and subject to the terms and conditions of an Agreement and Plan of Merger, dated as of April 18, 2021, by and between Webster Financial Corporation, a Delaware corporation (the “Company”), and Sterling Bancorp, a Delaware corporation (“Sterling”), Sterling merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

The securities to be registered hereby are depositary shares (“Depositary Shares”) of the Company, each representing a 1/40th interest in a share of the Company’s 6.50% Series G Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (“Series G Preferred Stock”), with a liquidation preference of $1,000 per share (equivalent to $25 per Depositary Share), which Series G Preferred Stock were issued in connection with the Merger.

The description set forth under the caption “Description of New Webster Preferred Stock” in the Registration Statement on Form S-4 (File No. 333-257035) of the Company filed with the Securities and Exchange Commission on June 11, 2021, as amended by Amendment No. 1, filed on July 6, 2021, is incorporated herein by reference.

Item 2.          Exhibits.

Number	Description
3.1
Fourth Amended and Restated Certificate of Incorporation of Webster Financial Corporation (incorporated by reference to Exhibit 3.1 to Webster Financial Corporation’s Form 8-K filed with the SEC on April 29, 2016) .

3.2	Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Webster Financial Corporation, effective as of January 31, 2022 .
3.3
Certificate of Designations of 5.25% Series F Non-Cumulative Perpetual Preferred Stock of Webster Financial Corporation (incorporated by reference to Exhibit 3.3 to Webster Financial Corporation’s Form 8-A12B filed with the SEC on December 12, 2017) .

3.4	Certificate of Designations of 6.50% Series G Non-Cumulative Perpetual Preferred Stock of Webster Financial Corporation, effective as of January 31, 2022 .
3.5	Bylaws of Webster Financial Corporation (incorporated by reference to Exhibit 3.1 to Webster Financial Corporation’s Form 8-K filed with the SEC on March 17, 2020) .
3.6	Bylaw Amendment to Bylaws of Webster Financial Corporation, effective as of January 31, 2022.
4.1
Deposit Agreement, dated as of March 19, 2013, by and among Astoria Financial Corporation, Computershare Shareowner Services, LLC, as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.3 to Sterling Bancorp’s Form S-4 filed with the SEC on April 5, 2017 (Commission File No. 333-217153)) .

4.2
First Amendment to the Deposit Agreement, effective as of October 2, 2017, by and between Sterling Bancorp (as successor in interest to Astoria Financial Corporation) and Computershare Inc. (as successor in interest to Computershare Shareowner Services LLC) (incorporated by reference to Exhibit 4.4 to Sterling Bancorp’s Form 10-Q filed with the SEC on November 3, 2017 (Commission File No. 001-35385)) .

4.3	Second Amendment to Deposit Agreement, dated as of January 31, 2022, by and among Webster Financial Corporation, Sterling Bancorp, Computershare Inc. and Broadridge Corporate Issuer Solutions, Inc.
4.4	Form of Global Receipt (included as Exhibit A of Exhibit 4.3) .

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 1, 2022	WEBSTER FINANCIAL CORPORATION

	By:	/s/ John R. Ciulla
	Name:	John R. Ciulla
	Title:	President and Chief Executive Officer